FOR IMMEDIATE RELEASE AMYRIS, INC. REPORTS SECOND QUARTER 2021 FINANCIAL RESULTS • Another record quarter of underlying revenue • Another record quarter of consumer revenue and significant gross margin expansion • Strong cash position and robust outlook into second half 2021 Emeryville, CA – August 5, 2021 – Amyris, Inc. (Nasdaq: AMRS), a leading synthetic biotechnology company active in the Clean Health, Beauty and Wellness markets through its consumer brands and a top supplier of sustainable and natural ingredients, today announced financial results for its second quarter ended June 30, 2021. “With Q2 we completed another quarter of strong strategic and operational execution,” said John Melo, President and Chief Executive Officer. “We delivered record underlying revenue driven by record consumer revenue while significantly improving margins year-over-year. Two of our homegrown clean beauty brands, Biossance and Pipette, delivered record revenue with Biossance doubling revenue versus the prior year quarter. The performance of these brands is evidence of the rapidly growing consumer demand for high performance, affordable, and sustainable clean beauty products. In addition to our reported revenue, we had sales of $2.4 million that did not make the quarter cutoff. During Q2, we made significant efforts and investments in marketing and supply chain for the Q3 launch of our new brands: Rose Inc., JVN, Terasana and Olika which will add significant new revenue to our consumer portfolio in the second half.” “We are making good progress with the construction of our new Brazil ingredients manufacturing plant and expect to complete construction by the end of this year,” Mr. Melo added. “Early in the quarter, we completed a strategic transaction with Ingredion for the exclusive licensing of our Reb M sweetener from fermentation. We are aggressively working towards human trials to support worldwide accessibility to our RNA COVID-19 vaccine. Pre-clinical results have demonstrated a strong potential to become a highly competitive booster and RNA delivery technology.” “2021 is on track to be another record year with expected total revenue north of $400 million and positive adjusted EBITDA. As leaders in the creation of sustainable ingredients and products through clean chemistry and a strong product commercialization track record, we set ambitious operational and financial goals and are planning to reach $2 billion revenue in 2025. With our expanding ingredients pipeline and partnerships, strong manufacturing demand, and rapid consumer sales growth, we have confidence that we can achieve our objectives, while constantly finding ways to challenge the status quo and effect positive change for people and the planet,” concluded Mr. Melo. Q2 2021 Financial Highlights • Total revenue of $52.3 million included record underlying and consumer revenue and included $10 million of proceeds resulting from the strategic Reb M sweetener transaction. Total underlying revenue (product and collaboration revenue) increased 41% to $42.3 million compared to Q2 2020 revenue driven by a 59% increase in consumer sales, and a 25% increase in ingredient sales. Q2 consumer revenue achieved a new record with Biossance doubling its revenue compared to the prior year quarter. • Non-GAAP gross margin of $27 million, or 51% of revenue, improved from $11 million or 36% of revenue in Q2 2020. Excluding the $10 million contribution from the strategic Reb M sweetener transaction, gross margin of $17 million represented a $6 million improvement compared to Q2 2020 due to consumer-related margin growth.

- Cash operating expense of $63 million increased by $20 million, or 46% compared to Q2 2020 primarily due to a $13 million increase in selling expense, of which $5 million related to pre-launch investments in new consumer brands, and $5 million to additional R&D spend. Prior year benefited from reduced business activity due to COVID.
- Adjusted EBITDA of -$42 million decreased $6 million year-over-year due to higher operating expense, partially offset by higher revenue, improved gross margin and proceeds from a strategic transaction.
- GAAP net income was $15 million compared to a loss of $104 million in Q2 2020 due to lower interest expense and favorable non-cash mark-to-market adjustments related to changes in the fair value of debt and derivatives. GAAP EPS was $0.05 compared to -$0.56 in Q2 2020, a $0.61 improvement. Adjusted net loss of $49 million, or $0.15 per share, improved $9 million, or $0.16 per share, compared to an adjusted net loss of $58 million, or $0.31 per share, for Q2 2020.
- Cash at the end of the quarter was $215 million, compared to $100 million at the end of Q2 2020. This included proceeds from the strategic Reb M sweetener transaction and primary offering completed during the quarter.
- Total debt at the end of the quarter was $105 million, compared to $176 million at the end of Q2 2020, and $115 million at the end of Q1 2021. Interest expense for Q2 2021 was $5 million compared to $20 million in Q2 2020 due to reduced debt.

Q2 and H1 2021 Sales Revenue

	Three Months Ended March 31,			Six Months Ended June 30,		
(In millions)	2021	2020	YoY%	2021	2020	YoY%
Consumer	$ 20.7	$ 13.0	59%	$ 36.3	$ 22.1	65%
Ingredients	16.5	13.2	25%	29.2	23.4	25%
Product	$ 37.2	$ 26.2	42%	$ 65.5	$ 45.4	44%
Collaborations & Grants	5.1	3.8	34%	10.0	8.9	13%
Underlying Total	$ 42.3	$ 30.0	41%	$ 75.6	$ 54.3	39%
Other[1]	10.0	0.0	-	153.6	4.8	3090%
Reported Total	$ 52.3	$ 30.0	74%	$ 229.2	$ 59.1	288%

[1] Other: $4.8m Vitamin E transaction (Q1 2020), $143.6m DSM F&F transaction (Q1 2021), $10.0m Ingredion Reb M transaction (Q2 2021).

H1 2021 Financial Highlights

- Total H1 revenue of $229 million improved 288% versus the prior year period. Total revenue included $154 million of proceeds resulting from strategic transactions. Total underlying revenue (product and collaboration revenue) increased 39% to $76 million compared to $54 million in H1 2020. Product revenue of $66 million increased $20 million or 44% compared to H1 2020 driven by a $14 million, or 65%, increase in consumer sales, predominantly from Biossance, and a $6 million, or 25%, increase in ingredient sales with growth seen from all ingredients.
- Non-GAAP gross margin of $187 million, or 82% of revenue, improved from $29 million or 50% of revenue in H1 2020. Excluding the contribution from the strategic transactions, gross margin of $34 million represented a $10 million improvement compared to H1 2020 due to consumer-related margin growth.

• Cash operating expense of $117 million increased by $29 million, or 34%, compared to H1 2020 primarily due to investments in consumer brands and additional R&D spend. • Adjusted EBITDA of $61 million improved $124 million year-over-year due to revenue and margin growth and proceeds from strategic transactions. • GAAP net loss was $275 million compared to a loss of $191 million in H1 2020 primarily due to non-cash mark-to-market adjustments. GAAP EPS was -$0.98 compared to -$1.12 in H1 2020. Adjusted net income was $46 million, or $0.16 per share compared to adjusted net loss of $102 million, or $0.60 per share, for H1 2020. Outlook • Reported total revenue for the full year, inclusive of strategic transactions, is expected to be north of $400 million. • Continued growth combined with strategic transactions expected to result in positive full year adjusted EBITDA. • Debt expected to be below $100 million by year-end, $50 million of which is convertible to equity. Operational Highlights 1. Lab-to-MarketTM Science and Technology On June 30, Amyris signed an exclusive license with Nant Africa relating to the development and use of the RNA COVID vaccine in Africa. The partnership with Nant Africa provides a fast path to market for the Amyris and IDRI RNA technology. The license includes the funding of human clinical trials, which, when successfully completed and approved, are expected to be followed by the production and scaling of the vaccine in South Africa with a target of reaching people by the end of the year. From a process development perspective, Amyris completed the third and largest CBG (Cannabigerol) production campaign to date with five times the volume versus previous production, and highest purity yet. We also achieved productivity improvements with other ingredients, including Patchouli (F&F), and Hemi-Squalane (personal care). Hemi-Squalane is a key ingredient for the new JVN haircare brand to be launched during Q3. 2. Ingredients and Manufacturing Amyris completed its third planned strategic ingredient transaction of 2021 in May. Partnering with Ingredion, Amyris exchanged the exclusive license of Amyris’ zero-calorie, sustainably sourced, fermented Reb M sweetener for an estimated value of $100 million with an upfront license payment of $10 million at closing, which was recognized as revenue during the quarter. The transaction value included $75 million for the exclusive license to sell and market Reb M from fermentation along with a minority participation in the new Brazil manufacturing plant. Additional value is expected from future profit share from Reb M sales and R&D collaboration. Second quarter ingredient revenue increased 30% sequentially, and 25% versus the prior year quarter evidencing Amyris’ development, scale-up and manufacturing capabilities. Q2 saw record sales revenue of Squalane, one of Amyris’ leading ingredients that is marketed through business-to-business channels and is also a differentiating ingredient for formulation in Amyris’ clean beauty and personal care products. Amyris continues to expand its manufacturing capability to meet growing demand for its current ingredients, as well as anticipated demand for its pipeline products. Amyris’ construction efforts on its ingredients plant in Barra Bonita, Brazil continues to meet completion milestones while maintaining rigorous safety protocols due to the region’s COVID-19 concerns. Amyris expects plant construction to be completed by end of 2021 and first production to commence early 2022.

3. No Compromise® Consumer Brands Consumer revenue increased 32% sequentially and 59% compared to the second quarter of 2020. Higher revenue was driven by improved brand awareness, consumer demand, and increased levels of brick-and- mortar retail activity resulting from an easing of pandemic-related restrictions in certain areas. Biossance, Amyris’ clean skincare brand, generated the largest quarterly revenue in the brand’s history. Direct- to-consumer sales through Biossance.com remained strong. Internationally, Biossance experienced strong growth, particularly in southeast Asia and Australia. Demand for clean, pure, sustainable products is growing globally, and Biossance will continue to innovate and provide new skin care options to meet the needs of these consumers. Pipette, Amyris’ clean baby and family care brand delivered strong quarterly revenue. Brand performance in Target stores was exceptional with Pipette being recognized as a leading new brand in baby and homecare categories. Pipette recently finalized agreements to launch its bestselling items through multiple retail channels including Rite Aid, Wakefern, Wegmans, KeHE and Kroger.com in 2021, and in 7,000 Walgreens stores during the first half of 2022. Direct-to-consumer sales through Pipettebaby.com and Amazon continued to grow during the second quarter and are expected to benefit from expanded retail presence in the future. During the second quarter, Amyris continued to prepare for the upcoming Q3 launches of new consumer brands, including Rose, Inc., JVN, Terasana and Olika which are all expected to generate new revenue during H2 of 2021. Amyris made significant investments to support marketing, supply chain expansion, logistics, brand awareness, consumer education, and other costs associated with its high profile brand launches. Conference Call Amyris will host its second quarter 2021 conference call today at 9:00 am ET (6:00 am PT) to discuss its financial results and provide a business and financial update. Live audio webcast/conference call: Webcast: please visit http://investors.amyris.com. U.S. Dial-In Number: (877) 870-4263. International Dial-In Number: (412) 317-0790. Please connect to the website or dial in to the conference call 15 minutes prior to the start of the call to avoid connection delays. If a participant will be listen-only, they are encouraged to listen via the webcast on Amyris' investor page. A replay of the webcast will be available on the Investor Relations section of Amyris’ website. FINANCIAL RESULTS AND NON-GAAP INFORMATION To supplement our financial results and guidance presented in accordance with U.S. generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures that we believe are helpful in understanding our financial results. These non-GAAP financial measures are among the factors management uses in planning and forecasting future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to Amyris’ historical performance as well as comparisons to the operating results of other companies. Management believes these non-GAAP financial measures, when considered together with financial information prepared in accordance with GAAP, can enhance investors’ and analysts’ abilities to meaningfully compare our results from period to period, identify operating trends in our business, and track and model our financial performance. In addition, our management believes that these non-GAAP financial measures allow for greater transparency into the indicators used by management to understand and evaluate our business and make operating decisions. Non-GAAP financial information is not prepared under a comprehensive set of accounting rules, and therefore, should only be read in conjunction with financial information reported under GAAP in order to understand Amyris’ operating performance. A reconciliation of the non-GAAP financial measures presented in this release to the most directly comparable GAAP financial measure, is provided in the tables attached to this press release. Our Non-GAAP financial measures include the following: Non-GAAP Gross Margin (Gross Margin) is calculated as GAAP revenues divided by non-GAAP cost of products sold (which excludes other costs/provisions, inventory lower of cost or net realizable value adjustments, excess capacity, manufacturing capacity fee adjustments, stock-based compensation expense, depreciation and amortization). Non-GAAP Cash Operating Expense is calculated as GAAP Operating Expense minus non-cash stock- based compensation, depreciation and amortization, non-recurring transaction and acquisition expense, and R&D performance agreement termination. EBITDA is calculated as GAAP net income (loss) less interest, expense, income tax expense, depreciation and amortization, deemed dividends to preferred stockholders, and loss allocated to participating securities. Adjusted EBITDA is calculated as EBITDA less income attributable to noncontrolling interest, gain/loss from change in fair value of derivatives, gain/loss from changes in the fair value of debt, loss upon debt extinguishment, other income/expense, loss from investment in affiliate, income attributable to non-controlling interest, inventory lower of cost or net realizable value adjustments, non-recurring transaction and acquisition expense, and stock-based compensation expense. Adjusted net income (loss) is calculated as GAAP net income/loss excluding stock-based compensation expense, gain/loss from change in fair value of derivatives, gain/ loss from changes in the fair value of debt, losses upon debt extinguishment, income attributable to noncontrolling interest, loss allocated to participating securities, inventory lower of cost or net realizable value adjustments, R&D performance agreement termination, manufacturing capacity fee adjustments, non-recurring transaction and acquisition expense, and other income/expense and income/loss attributable to noncontrolling interest. Adjusted EPS is calculated by dividing adjusted net income (loss) by the weighted average shares, basic outstanding for the period. About Amyris Amyris (Nasdaq: AMRS) is a science and technology leader in the research, development and production of sustainable ingredients for the Clean Health & Beauty and Flavors & Fragrances markets. Amyris uses an impressive array of exclusive technologies, including state-of-the-art machine learning, robotics and artificial intelligence. Our ingredients are included in over 20,000 products from the world's top brands, reaching more than 300 million consumers. Amyris is proud to own and operate a family of consumer brands - all built around its No Compromise® promise of clean ingredients: Biossance® clean beauty skincare, Pipette® clean baby skincare, and Purecane™, a zero-calorie sweetener naturally derived from sugarcane. For more information, please visit http://www.amyris.com. Amyris, the Amyris logo, No Compromise, Biossance, Pipette, Purecane, and Lab-to-Market are trademarks or registered trademarks of Amyris, Inc. in the U.S. and/or other countries. Forward-Looking Statements This release contains forward-looking statements, and any statements other than statements of historical fact could be deemed to be forward-looking statements. These forward-looking statements include, among other things, statements regarding future events, such as Amyris’ financial outlook and goals for 2021 and beyond; Amyris’ expectations regarding the production, scaling and distribution of its RNA vaccine to people in Africa and the timing thereof and the potential of such vaccine to become a highly competitive booster and RNA delivery technology; Amyris’ expectations regarding the commissioning of its Brazil manufacturing facility and the timing thereof and additional value from future profit share from Reb M sales and R&D collaboration; and Amyris’ expectations of launching four new brands, the timing thereof and the significant contribution to consumer revenue therefrom. These statements are based on management's current expectations and actual results and future events may differ materially due to risks and uncertainties, including risks related to Amyris'

liquidity and ability to fund operating and capital expenses, risks related to its financing activities, risks related to potential delays or failures in completing and integrating planned acquisitions, risks related to potential delays or failures in development, regulatory approval, launch, production and commercialization of products, risks related to Amyris' reliance on third parties, and other risks detailed from time to time in filings Amyris makes with the Securities and Exchange Commission, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Amyris disclaims any obligation to update information contained in these forward-looking statements, whether as a result of new information, future events, or otherwise. Investor Contact: Argot Partners Dawn Schottlandt amyris@argotpartners.com +1 (212) 600-1902 Amyris, Inc. Paul Vincent vincent@amyris.com +1 (510) 450-0761 Media Contact: Amyris, Inc. Beth Bannerman bannerman@amyris.com +1 (510) 914-0022 ### Financial Tables Follow

Amyris, Inc. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands June 30, 2021 December 31, 2020 Assets Current assets: Cash and cash equivalents $ 214,424 $ 30,152 Restricted cash 250 309 Accounts receivable, net 36,875 32,846 Accounts receivable - related party, net 4,741 12,110 Contract assets 2,393 4,178 Contract assets - related party 2,000 1,203 Inventories 54,261 42,862 Deferred cost of products sold - related party 7,181 9,801 Prepaid expenses and other current assets 27,081 13,103 Total current assets 349,206 146,564 Property, plant and equipment, net 41,967 32,875 Deferred cost of products sold, noncurrent - related party 5,881 9,939 Restricted cash, noncurrent 961 961 Recoverable taxes from Brazilian government entities 10,850 8,641 Right-of-use assets under financing leases, net 8,609 9,994 Right-of-use assets under operating leases, net 9,688 10,136 Goodwill 4,013 - Intangible assets, net 7,972 - Other assets 6,672 3,704 Total assets $ 445,819 $ 222,814 Liabilities, Mezzanine Equity and Stockholders' Deficit Current liabilit ies: Accounts payable $ 48,610 $ 41,045 Accrued and other current liabilit ies 28,267 30,707 Financing lease liabilit ies 2,305 4,170 Operating lease liabilit ies 5,759 5,226 Contract liabilit ies 2,190 4,468 Debt, current portion 1,143 54,748 Related party debt, current portion 6,563 22,689 Total current liabilit ies 94,837 163,053 Long-term debt, net of current portion 13,835 26,170 Related party debt, net of current portion 354,015 159,452 Operating lease liabilit ies, net of current portion 7,867 9,732 Derivative liabilit ies 26,243 8,698 Other noncurrent liabilit ies 31,534 22,754 Total liabilit ies 528,331 389,859 Commitments and contingencies Mezzanine equity: Contingently redeemable common stock 5,000 5,000 Stockholders’ deficit: Preferred stock - - Common stock 30 24 Additional paid-in capital 2,285,100 1,957,224 Accumulated other comprehensive loss (44,640) (47,375) Accumulated deficit (2,362,562) (2,086,692) Total Amyris, Inc. stockholders’ deficit (122,072) (176,819) Noncontrolling interest 34,560 4,774 Total stockholders' deficit (87,512) (172,045) Total liabilit ies, mezzanine equity and stockholders' deficit $ 445,819 $ 222,814

Amyris, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

(In thousands, except shares and per share amounts)	Three Months Ended June 30, 2021	Three Months Ended June 30, 2020	Six Months Ended June 30, 2021	Six Months Ended June 30, 2020
Revenue:				
Renewable products	$ 37,172	$ 25,188	$ 65,351	$ 43,042
Licenses and royalties	11,000	990	154,800	6,151
Grants and collaborations	4,144	3,827	9,024	9,942
Total revenue	52,316	30,005	229,175	59,135
Cost and operating expenses:				
Cost of products sold[(1)]	30,421	23,098	53,080	34,888
Research and development[(1)]	22,424	16,965	45,756	34,091
Sales, general and administrative[(1)]	54,340	30,503	92,262	62,517
Total cost and operating expenses	107,185	70,566	191,098	131,496
Income (loss) from operations	(54,869)	(40,561)	38,077	(72,361)
Other income (expense):				
Interest expense	(4,723)	(20,118)	(10,536)	(35,120)
Gain (loss) from change in fair value of derivative instruments	5,141	(11,779)	(17,604)	(8,497)
Gain (loss) from change in fair value of debt	70,132	(14,949)	(256,653)	(31,452)
Gain (loss) upon extinguishment of debt	935	(22,029)	(26,378)	(49,348)
Other income (expense), net	28	1,497	(650)	1,501
Total other income (expense), net	71,513	(67,378)	(311,821)	(122,916)
Income (loss) before income taxes and loss from investment in affiliate	16,644	(107,939)	(273,744)	(195,277)
Provision for income taxes	(57)	(99)	(112)	(190)
Loss from investment in affiliate	(1,140)	(277)	(748)	(692)
Net income (loss)	15,447	(108,315)	(274,604)	(196,159)
Less: income attributable to noncontrolling interest	(66)	(2,107)	(1,266)	(2,107)
Net income (loss) attributable to Amyris, Inc.	15,381	(110,422)	(275,870)	(198,266)
(Income) losses allocated to participating securities	(13)	6,361	1,086	7,435
basic	15,368	(104,061)	(274,784)	(190,831)
Weighted-average shares of common stock outstanding used in computing earnings (loss) per share of common stock, basic	320,088,143	184,827,330	279,819,520	169,946,482
Earnings (loss) per share attributable to common stockholders, basic	$ 0.05	$ (0.56)	$ (0.98)	$ (1.12)
Weighted-average shares of common stock outstanding used in computing earnings (loss) per share of common stock, diluted	338,807,849	184,827,330	279,819,520	169,946,482
Earnings (loss) per share attributable to common stockholders, diluted	$ (0.16)	$ (0.56)	$ (0.98)	$ (1.12)
[(1)] Includes stock-based compensation expense as follows:				
Cost of products sold	$ 73	$ -	$ 137	$ -
Research and development	1,318	781	2,380	1,846
Sales, general and administrative	7,355	2,150	10,511	4,589
	$ 8,746	$ 2,931	$ 13,028	$ 6,435

Amyris, Inc.
RECONCILIATION OF GAAP TO NON-GAAP
FINANCIAL INFORMATION
(Unaudited)

(In thousands, except per share data)	Three Months Ended June 30, 2021	Three Months Ended June 30, 2020	Six Months Ended June 30, 2021	Six Months Ended June 30, 2020
Net income (loss) attributable to Amyris, Inc. common stockholders - Basic (GAAP)	$ 15,368	$ (104,061)	$ (274,784)	$ (190,831)
Non-GAAP adjustments:				
Non-recurring transaction and acquisition expense	3,306	-	3,306	-
Stock-based compensation expense	8,746	2,931	13,028	6,435
(Gain) loss from change in fair value of derivative instruments	(5,141)	11,779	17,604	8,497
(Gain) loss from change in fair value of debt	(70,132)	14,949	256,653	31,452
(Gain) loss upon extinguishment of debt	(935)	22,029	26,378	49,348
Income attributable to noncontrolling interest	66	2,107	1,266	2,107
Income (loss) allocated to participating securities	13	(6,361)	(1,086)	(7,435)
Inventory lower-of-cost-or-net realizable value adjustment	(1,072)	(347)	(1,233)	(963)
R&D Performance Agreement termination	-	-	1,850	-
Manufacturing capacity fee adjustment	-	-	1,482	-
Other (income) expense, net, and loss from investment in affiliate	1,112	(1,220)	1,398	(809)
Net income (loss) attributable to Amyris, Inc. common stockholders (non-GAAP)	$ (48,669)	$ (58,194)	$ 45,862	$ (102,199)
Weighted-average shares outstanding				
Weighted-average shares of common stock outstanding used in computing earnings (loss) per share attributable to Amyris, Inc. common stockholders, diluted (GAAP and non-GAAP)	338,807,849	184,827,330	279,819,520	169,946,482
Earnings (loss) per share attributable to Amyris, Inc. common stockholders - Basic (GAAP)	$ 0.05	$ (0.56)	$ (0.98)	$ (1.12)
Non-GAAP adjustments:				
Non-recurring transaction and acquisition expense	0.01	-	0.01	-
Stock-based compensation expense	0.03	0.02	0.05	0.04
(Gain) loss from change in fair value of derivative instruments	(0.02)	0.06	0.06	0.05
(Gain) loss from change in fair value of debt	(0.22)	0.08	0.92	0.19
(Gain) loss upon extinguishment of debt	(0.00)	0.12	0.09	0.29
Income attributable to noncontrolling interest	0.00	0.01	0.00	0.01
Income (loss) allocated to participating securities	0.00	(0.03)	(0.00)	(0.04)
Inventory lower-of-cost-or-net realizable value adjustment	(0.00)	(0.00)	(0.00)	(0.01)
R&D Performance Agreement termination	-	-	0.01	-
Manufacturing capacity fee adjustment	-	-	0.01	-
Other (income) expense, net, and loss from investment in affiliate	0.00	(0.01)	0.00	(0.00)
Earnings (loss) per share attributable to Amyris, Inc. common stockholders (non-GAAP)[(1)]	$ (0.15)	$ (0.31)	$ 0.16	$ (0.60)

[(1)] Amounts may not sum due to rounding.

ADJUSTED EBITDA	Three Months Ended June 30, 2021	Three Months Ended June 30, 2020	Six Months Ended June 30, 2021	Six Months Ended June 30, 2020
GAAP net income (loss) attributable to Amyris, Inc. common stockholders - Basic	$ 15,368	$ (104,061)	$ (274,784)	$ (190,831)
Interest expense	4,723	20,118	10,536	35,120
Income taxes	57	99	112	190
Depreciation and amortization	2,321	1,675	4,435	3,395
Income (loss) allocated to participating securities	13	(6,361)	(1,086)	(7,435)
EBITDA	22,482	(88,530)	(260,787)	(159,561)
Income attributable to noncontrolling interest	66	2,107	1,266	2,107
(Gain) loss from change in fair value of derivative instruments and debt, (gain) loss upon extinguishment of debt, other (income) expense, and loss from investment in affiliate	(75,096)	47,537	302,033	88,488
Inventory lower-of-cost-or-net realizable value adjustment	(1,072)	(347)	(1,233)	(963)
R&D performance agreement termination	-	-	1,850	-
Manufacturing capacity fee adjustment	-	-	1,482	-
Stock-based compensation	8,746	2,931	13,028	6,435
Non-recurring transaction and acquisition expense	3,306	-	3,306	-
Adjusted EBITDA	$ (41,568)	$ (36,302)	$ 60,945	$ (63,494)

Amyris, Inc. RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION (Unaudited) Three Months Ended June 30, Six Months Ended June 30, (In thousands) 2021 2020 2021 2020 Revenue (GAAP and non-GAAP) Renewable products 37,173$ 25,188$ 65,352$ 43,042$ Licenses and royalties 10,999 990 154,799 6,151 Grants and collaborations 4,144 3,827 9,024 9,942 Revenue (GAAP and non-GAAP) 52,316$ 30,005$ 229,175$ 59,135$ Cost of products sold (GAAP) 30,421$ 23,098$ 53,080$ 34,888$ Other costs/provisions (3,137) (3,312) (8,930) (4,127) Manufacturing capacity fee adjustment - - (1,482) - Inventory lower-of-cost-or-net realizable value adjustment 1,072 347 1,233 963 Excess capacity (832) (415) (1,037) (481) Stock-based compensation expense (73) - (137) - Depreciation and amortization (550) (206) (1,064) (440) Cost of products sold (non-GAAP) 26,901$ 19,512$ 41,663$ 30,803$ Adjusted gross profit (non-GAAP) 25,415$ 10,493$ 187,512$ 28,332$ Gross margin % 49% 35% 82% 48% Research and development expense (GAAP) 22,424$ 16,965$ 45,756$ 34,091$ Stock-based compensation expense (1,318) (781) (2,380) (1,846) Depreciation and amortization (1,350) (1,267) (2,671) (2,491) R&D performance agreement termination - - (1,850) - Research and development expense (non-GAAP) 19,756$ 14,917$ 38,855$ 29,754$ Sales, general and administrative expense (GAAP) 54,340$ 30,503$ 92,262$ 62,517$ Stock-based compensation expense (7,355) (2,150) (10,511) (4,589) Depreciation and amortization (422) (202) (700) (464) Non-recurring transaction and acquisition expense (3,306) - (3,306) - Sales, general and administrative expense (non-GAAP) 43,257$ 28,151$ 77,745$ 57,464$ Cash operating expense 63,013$ 43,068$ 116,600$ 87,218$